EXHIBIT 10.5

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is dated September 1st, 2015 (the “Effective Date”).

BETWEEN:	LOOP HOLDINGS, INC., a corporation duly incorporated under the laws of Nevada;

(Hereinafter called “LOOP”)

AND:	8198381 CANADA INC., a corporation duly incorporated under the laws of Canada;

(Hereinafter called “8198381”).

WHEREAS LOOP is the owner of a polyethylene terephthalate (PET) depolymerization technology (the “Technology”);

WHEREAS 8198281 is in the business of, inter alia, providing research and development services, herein as Schedules A;

WHEREAS LOOP desires to engage 8198381 to provide certain services related to the Technology, including, without limitation, the design and engineering of production facilities, equipment testing, cost reduction assessment of chemical processes, product purity testing and research and development; and

WHEREAS the Parties wish to establish in this Master Services Agreement, the general terms and conditions governing the performance of services by 8198381.

NOW THEREFORE in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. DEFINITIONS

“Affiliates” means, with respect to either Party, any Person owned or controlled directly or indirectly by such Party or any Person controlled by, controlling, or under common control with such Party. The term “control” means with respect to any company or other Person, the ownership, beneficially or legally, of voting securities or interests in the capital of such company or other Person, to which are attached more than 50% of the votes that may be cast to elect the directors or directing managers of such company or other Person and such votes are sufficient to elect a majority of the directors or directing managers thereof, and “Controlled” has a corresponding meaning.

“Applicable Laws” means all applicable federal, state, provincial, territorial, municipal, foreign or other laws, statutes, rules, regulations, by-laws, orders, judgements, decisions, policies, directives, standards, guidelines, requirements, injunctions, awards or decrees which are applicable to 8198381 as the case may be, their respective property, activities or operations with respect to this agreement.

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“LOOP Data” means any data, information and materials that is submitted, directly or indirectly, to 8198381 by LOOP or obtained or learned by 8198381 in connection with the Services provided by 8198381 wider this Agreement and any SOW.

“LOOP Representative” means the LOOP employee designated in an applicable SOW to direct, coordinate and approve the Services and Deliverables.

“Claim” means any claim, demand, investigation, action, suit, proceeding or cause of action.

“Confidential Information” means any information or materials disclosed (either in writing or orally) by any Party (the “Disclosing Party”) to the other Party (the “Recipient Party”) whether before or after the date of this Agreement that is either designated as confidential or by its nature, should reasonably be considered as confidential, including without limitation, information relating to any Party’s or any of its Affiliates’ processes, plans or intentions, product information, know-how, design rights, trade secrets, technologies, discoveries, inventions, engineering, manufacturing and product specifications, operating procedures, analytical methods, instrumentation, marketing analysis and, financial data and registers, pricing information, feasibility studies and any other technical or commercial data or information relating to their products, business, affairs or activities and, without limiting the generality of the foregoing, with respect to LOOP, includes the LOOP Data. “Confidential Information” also includes all information received from third parties that either Party is obligated to treat as confidential. “Confidential Information” does not include information which the Recipient Party is able to demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient Party, (ii) was within the Recipient Party’s possession on a non-confidential basis prior to its being provided to the Recipient Party by or on behalf of the Disclosing Party, (iii) is or becomes available to the Recipient Party on a non-confidential basis from a source other than the Disclosing Party, which source, to the knowledge of the Recipient Party, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (iv) is independently developed by the Recipient Party without the use of the Disclosing Party’s information.

“Deliverables” means all data, materials, work product and deliverables to be developed or delivered in connection with the Services hereunder as set forth in this Agreement or in an applicable SOW.

“Developments” means any technology (including patents, inventions, improvements on know-how based on Intellectual Property Rights and Technical Information) which was conceived, created, made, generated, developed, acquired, produced, commissioned or reduced to practice in the course of the Agreement, whether contributed by LOOP, 8198381 or both and whether related to the Technology or otherwise.

“Effective Date” has the meaning set out in the preamble.

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, official, minister, Crown, Corporation, court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other geographic or political subdivision thereof.

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“Intellectual Property Rights” means, in any jurisdiction: (i) patents and patent rights, and the subject matter thereof; (ii) trademarks, trade names, service marks, brand names, certification marks, trade dress and other indications of origin, whether registered or not and the goodwill associated therewith; (iii) copyrights, whether registered or not, and the subject matter thereof, including research and clinical data, Research Records, Deliverables and any other results or data arising in or developed in the course of a SOW and all associated moral rights (including without limitation the rights of paternity, integrity and association); (iv) trade secrets and other confidential or non-public information including inventions, discoveries, formulae, compositions, inventor’s notes, innovations, improvements, technical development, know-how, manufacturing and production processes and techniques (including for scale-up), products specifications, research and development information, drawings, schematics, specifications, plans, proposals and technical data; (v) internet protocol addresses and domain names, whether or not used or currently in service; (vii) any similar intellectual or industrial property or proprietary rights including industrial designs; and (viii) registrations of, and applications to register any of the foregoing, and any renewal, extension, reissue, division, continuation, continuation in part, patent of addition, re-examination, derivation or modification thereof

“Loss” means any and all loss, liability, damage, cost, including reasonable attorney’s fees, expense, charge, fine, penalty, lien, encumbrance, hypothec or assessment, resulting from or arising out of any Claim, including the reasonable costs and expenses of any investigation, action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith.

“Parties” means LOOP and 8198381, collectively, and “Party” means either LOOP or 8198381.

“Person” means any individual, sole proprietorship, partnership, unincorporated organization, syndicate, trust, corporation, company, an individual person in his capacity as trustee, executor, administrator or other legal representative, Governmental Authority, and any other entity howsoever designated or constituted.

“Research Records” means all records (whether verbal, written or electronic) relating to the Services or the SOWs.

“Services” means the tasks and services to be performed by 8198381, as described in this Agreement and applicable Statements of Work.

“Specifications” means the specifications and requirements for the Services and Deliverables as described in this Agreement and applicable Statements of Work.

“Statement of Work” or “SOW” means the mutually agreed plan and delineation of activities, events and Services to be performed, and Deliverables to be provided, by 8198381 under this Agreement. Each SOW shall include a detailed schedule for performance of the Services, delivery of the Deliverables and the cost of such Services and Deliverables. Each executed SOW shall be attached hereto and incorporated herein as Schedules A, A-1, A-2 et seq. No SOW will be effective until signed by authorized representatives from both Parties.

“Technical Information” means all know-how and related technical knowledge including: all Confidential Information, non-public information; non-proprietary know-how and invention disclosures; any information of a scientific, technical or business nature regardless of its form; all documented research, developmental, demonstration or engineering work; all other blueprints, patterns, flow charts, equipment, parts lists, and all procedures, formulas, descriptions, related instructions, manuals, records and procedures; all ideas, innovations, discoveries, inventions, processes, machines, manufactures, compositions of matter, improvements, enhancements, modifications, technological developments, methods, techniques, systems, designs, artwork, drawings, plans, specifications, mark works, software, documentation, data and information (whether written or electronic).

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2. ENGAGEMENT

2.1. 8198381 shall perform the Services according to the terms and conditions set forth in this Agreement and the applicable SOW.

2.2. Upon written request by LOOP, 8198381 shall submit to LOOP written progress reports describing the status of 8198381’s performance of the Services. LOOP may request that 8198381 include, without limitation, the following items in such reports: (i) Services performed; (ii) total dollars charged; (iii) milestones or deadlines met and/or missed; and (iv) if applicable, 8198381’s plan to remedy delays and previously missed milestones or deadlines. The Parties shall work in good faith to remedy any delay and/or missed milestones or deadlines.

2.3. 8198381 may not subcontract any Services without the prior written consent of LOOP. If LOOP authorizes 8198381 to subcontract the Services, 8198381 shall remain responsible and liable for a subcontractor’s compliance with this Agreement and performance hereunder. LOOP may require 8198381 to remove/replace any subcontractors whose performance is deemed unacceptable to LOOP, acting in its sole discretion. Unless otherwise approved, LOOP shall not pay more for subcontracted Services than 8198381 pays for 8198381’s Services hereunder (i.e., time and materials rates for subcontractors shall be the same or less than time and materials rates for 8198381). In the event that LOOP allows 8198381 to subcontract any of the Services, it shall ensure that such authorized subcontractor executes an agreement with 8198381 providing for inter alia:

2.3.1. the assignment of all of the right, title and interest in and to the Developments and the Deliverables to LOOP;

2.3.2. the assignment of, and waivers with respect to moral rights and rights of inventorship on such Developments and Deliverables from any such subcontractor or its employees to LOOP;

2.3.3. the delivery to LOOP of Research Records upon request of LOOP; and

2.3.4. the maintenance in confidence and non-use of proprietary information and other Confidential Information in connection with the Services, Developments or Deliverables, in a manner that is no less restrictive than those related restrictions contained in this Agreement and in any related Statement of Work.

2.4. LOOP acknowledges and agrees that 8198381 may perform any tasks and services to any third party. Notwithstanding the foregoing, 8198381 shall not perform any tasks or services related to the depolymerization of plastic to any third party without the prior written consent of LOOP.

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3. COMPENSATION

3.1. Subject to the satisfactory review by LOOP of the Deliverables, Developments and Services performed hereunder, LOOP shall compensate 8198381 on a cost-plus basis, as set forth in the applicable SOW. 8198381 shall not proceed with or be reimbursed for any Services that (i) have not been authorized in advance by a LOOP Representative in connection with an applicable SOW or (ii) exceed any budget or expenditure limit set forth in an applicable SOW.

3.2. 8198381 shall invoice LOOP on a monthly basis for work rendered during the prior month. 8198381 shall submit invoices to the address of the LOOP representative set forth in the applicable SOW. LOOP shall pay 8198381 within 30 days after receipt of the invoice in accordance with Section 3.1 above.

3.3. During the term of this Agreement, 8198381 shall maintain complete and accurate books and records of the fees and expenses, including original documentation supporting all expenses, charged to LOOP in connection with the Services and Deliverables. 8198381 shall retain such records for three years after termination of this Agreement and shall make such records, and any additional records to ensure 8198381’s compliance with pricing and fee requirements hereunder, available to LOOP or its third party auditor, during normal business hours upon reasonable advance written notice; provided that 8198381 shall not be required to make such records available for inspection more than once per year unless LOOP’s request is triggered by a third party, including but not limited to, a Governmental authority. If any audit under this Section 3.3 determines that 8198381 has overcharged LOOP, LOOP shall notify 8198381 of the amount of such overcharge and 8198381 shall promptly pay such amount to LOOP. If any such overcharge exceeds 5% of the total amount charged to LOOP by 8198381 for the Services and Deliverables subject to the audit, then 8198381 shall reimburse LOOP for the reasonable cost of such audit.

4. OWNERSHIP

4.1. The Parties hereby acknowledge and agree that LOOP will own all right, title and interest in and to the Technology, the Developments and the Deliverables and any Intellectual Property Rights that arise therefrom. 8198381 hereby assigns and undertakes to assign to LOOP all of its right, title and interest in and to the Developments and the Deliverables and any Intellectual Property Rights that arise therefrom. 8198381 shall execute all necessary documents and provide assistance during and subsequent to the Term to enable LOOP to perfect and maintain its right, title and interest in and to the Developments and the Deliverables and any Intellectual Property Rights that arise therefrom.

4.2. 8198381 has no right to or interest in the work or product resulting from the Services (including, but not limited to, those arising out of or resulting from the use of all or any portion of the LOOP Data or either Party’s existing Intellectual Property Rights), or any of the documents, reports or other materials created by 8198381 in connection with such Services, nor any right to or interest in any title, ownership or Intellectual Property Rights. 8198381 agrees that the Services, the Deliverables, and the Developments have been specially commissioned or ordered by LOOP and, to the extent applicable, are “works made-for-hire” as that term is used in the copyright law of the United States and/or “works made in the course of employment” as defined by Section 13(3) of the Copyright Act (Canada), and that LOOP (or LOOP’s licensor, if so designated by LOOP) is, therefore, to be deemed the author, creator or inventor of and is the owner of all title, ownership and rights (including without limitation, all Intellectual Property Rights) in and to such Deliverables and Developments.

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4.3. In the event that such Services, the Deliverables, and the Developments, or any portion thereof, are for any reason deemed not to have been works made-for-hire and/or works made in the course of employment or are for whatever reason vested in 8198381, 8198381 hereby assigns, transfers and sells to LOOP (or LOOP’s licensor, if so designated by LOOP) any and all right, title, and interest 8198381 may have in and to such Deliverables and Developments, including, but not limited to all Intellectual Property Rights, all moral rights, all publishing rights, all rights to use, reproduce and otherwise exploit the Services, the Deliverables, and the Developments in any and all formats or media and all channels, whether now known of hereafter created. 8198381 shall execute such instruments as LOOP may from time to time deem necessary or desirable to evidence, establish, maintain, and protect LOOP’s (or LOOP’s licensor’s, if so designated by LOOP) ownership of such Services, the Deliverables, and the Developments and all right, title, and interest therein (including Intellectual Property Rights).

4.4. 8198381 shall, and shall ensure that its officers, employees, consultants, subcontractors or agents engaged by 8198381 for a SOW, promptly disclose to LOOP any and all Intellectual Property Rights created, developed, generated, produced or discovered in connection with the performance of the Services.

5. 8198381’S WARRANTIES

5.1. 8198381 warrants that:

5.1.1. in performing the Services, 8198381 shall comply with and procure compliance with all applicable Canadian federal, state, provincial, territorial and local laws, rules and regulations, including but not limited to those promulgated by any relevant Governmental Authority;

5.1.2. 8198381 shall perform the Services and provide the Deliverables in accordance with the Specifications;

5.1.3. 8198381 shall ensure that the Services will be of professional quality, consistent with the highest industry and professional standards as are current at the time of the performance of the Services and as are set out in the applicable SOW;

5.1.4. 8198381 shall comply and perform the Services described in the SOW in compliance with standards and the laws and regulations for the relevant jurisdictions, and 8198381 shall make all of its facilities, books and records available for audit for regulatory purposes and commercial purposes; and

5.1.5. 8198381 shall perform the Services described in a SOW in a timely manner, in accordance with the schedule and completion dates set out in that SOW, subject however, to delays in performance of the Services resulting from an act or omission of LOOP or caused by a cause beyond the reasonable control of 8198381. In the event of any of the foregoing, the dates set out in the SOW shall be extended for such reasonable time as may be mutually agreed upon between LOOP and 8198381 or, failing such agreement, by the period of time equal to the time lost as a result of the event causing the delay. 8198381 shall inform LOOP of such a delay as soon as 8198381 is aware that such a delay has occurred. 8198381 agrees to work diligently towards eliminating the conditions causing the delay. In the event the delay continues LOOP may terminate this Master Services Agreement or the applicable SOW in accordance with Section 8.

5.2. The warranties by 8198381 set forth above in Section 5 are in lieu of and annul all other representations or warranties, expressed, implied or statutory including, without limitation, any implied warranties of merchantability or fitness for a particular purpose or any non-infringement of any Intellectual Property Rights.

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6. INSPECTION

Upon reasonable advance notice, 8198381 will permit LOOP and/or its designated representative to visit the facilities where the Services are performed, to discuss the progress of the Services, to validate case reports against original data in their files, to make copies of the relevant records, to monitor the work performed hereunder, to determine whether the Services are being conducted in compliance with this Agreement.

7. REPRESENTATIONS AND WARRANTIES

7.1. Each Party represents and warrants to the other Party that:

7.1.1. it is duly incorporated and organized and validly existing under the laws of its jurisdiction;

7.1.2. it has full right, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

7.1.3. it is duly qualified to carry on business in all jurisdictions in which it possesses assets or conducts and carries on business, and it complies and has complied with Applicable Laws and owns or has the right to use all governmental authorizations required to conduct its business as it is now being conducted or as contemplated by this Agreement and complies with said governmental authorizations;

7.1.4. it has taken all corporate action necessary to authorize its execution and delivery of, its performance of, its obligations under, and its consummation of the transactions contemplated by this Agreement and this Agreement has been executed and delivered by an officer of each Party in accordance with that authorization; and

7.1.5. this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms subject only to applicable bankruptcy, reorganization, insolvency, moratorium, and similar Applicable Laws affecting creditors’ rights generally and to general principles of equity.

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8. CONFIDENTIAL INFORMATION

8.1. As a result of the Services to be performed pursuant to this Agreement, each Party will have access to Confidential Information of the other Party, and such Party’s Affiliates. The Recipient Party agrees not to disclose the Confidential Information for any purpose other than in the performance of this Agreement. The Recipient Party agrees to: (i) take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in breach of this Agreement; and (ii) use no less than the due care it uses to protect its own Confidential Information. The Recipient Party agrees to notify the Disclosing Party of any misuse or misappropriation of Confidential Information, immediately after the Recipient Party learns of any such misuse or misappropriation. The Recipient Party agrees to hold the Disclosing Party’s Confidential Information in confidence until that information becomes part of the public domain through no act of the Recipient Party.

8.2. This Section 8 will not be construed to prohibit disclosure of Confidential Information to the extent that such disclosure is required by law or valid order of a court or other Governmental Authority; provided, however, that the Recipient Party shall first have given written notice of the required disclosure to the Disclosing Party as soon as practicable, and to the extent legally permissible, in order to afford the Disclosing Party an opportunity to obtain a protective order. Additionally, the Recipient Party shall, at the Disclosing Party’s request and cost, make a reasonable effort to obtain such a protective order and/or assist the Disclosing Party in opposing or limiting any such disclosure.

8.3. All Confidential Information shall remain the property of the Disclosing Party. Neither this Agreement nor the disclosure of Confidential Information hereunder shall grant or be construed as granting any right, title, license or other interest in the Confidential Information. Upon the Disclosing Party’s request, the Recipient Party will promptly return or destroy (at the Disclosing Party’s option) all Confidential Information and will confirm in writing that the Recipient Party, its employees and agents have returned or destroyed all Confidential Information of the Disclosing Party.

8.4. All obligations of the Parties under this Section 8 shall survive the expiry or termination of this Agreement.

9. TERM

9.1. The initial term of this Agreement shall begin on the Effective Date and shall continue for [five (5)] years from the Effective Date, unless earlier terminated pursuant to this Section 9. Thereafter, unless either Party provides the other Party with a written notice of termination within 90 days prior to the conclusion of the then-current term, this Agreement shall automatically be renewed and extended for successive one-year terms after expiration of the initial term or then current term, unless otherwise terminated pursuant to this Section 9.

9.2. Either Party has the right to terminate this Agreement if the other Party becomes insolvent, or if proceedings are commenced in connection with its winding up, dissolution or liquidation, or a proceeding is instituted by or against it under any present or future law relative to bankruptcy, insolvency or other relief for debtors or for or against the benefit of creditors, otherwise acknowledges its insolvency or is unable, for any reason, to meet its liabilities generally as they become due, or if any interim receiver, receiver, receiver and manager, trustee in bankruptcy, custodian, sequestrator, administrator, monitor, or liquidator or any other officer or person with similar powers shall be appointed in respect of such Party or over its property or assets, or if the holder of any lien or charge or any other creditor takes possession of such Party’s property, or any part thereof, or any interest of such party in such property, or any part thereof, or if a distress, execution, garnishment or any similar process be levied or enforced upon or against the same.

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9.3. Either Party has the right to terminate this Agreement if the other is in material breach of this Agreement and has not cured such material breach within ten (10) days of receiving prior written notice to cure same.

9.4. Notwithstanding Section 9.1, unless the Parties mutually agree otherwise, if the work term specified in a particular SOW extends beyond the term of this Agreement (in circumstances where this Agreement has or will have expired), the provisions of this Agreement will be deemed to be extended for the remainder of the term of that particular SOW, but only to the extent necessary for each Party to discharge its duties and obligations thereunder. Otherwise, this Agreement may only be renewed or extended by written agreement of the Parties as provided in Section 9.1.

9.5. Expiration or termination of this Agreement will not relieve either Party of any obligation accruing prior to such expiration or termination. The Parties’ respective rights and obligations under Sections 1 and 4 to 12 will survive the expiration or termination of this Agreement.

9.6. Upon termination of this Agreement by its terms or by either Party, 8198381 shall immediately deliver to LOOP (i) all Deliverables and Developments, (ii) all work-in-process relating to any of the Services, (iii) all Intellectual Property Rights in the possession of 8198381, regardless of the media on which it is contained, (iv) any and all data, documentation, copies, compilations and other materials referencing or based upon any of the foregoing (as all of the foregoing then exist), and (v) any and all tangible items or documents LOOP provided to 8198381 in connection with this Agreement.

10. LIMITATION OF LIABILITY

10.1. Neither Party will be liable to the other for penalties or liquidated damages or for special, indirect, consequential or incidental damages of any type or kind or for lost profits, loss of revenues or loss of data regardless of whether any such losses or damages are characterized as arising from breach of contract, breach of warranty, negligence, strict liability or otherwise, even if the other Party is advised of the possibility of such losses or damages, or if such losses or damages are foreseeable.

10.2. 8198381’s liability under this Agreement, regardless of the form of action, shall not exceed the compensation received for Services provided under a SOW under which such liability arises or, except in the case where 8198381’s liability arises as a result of gross negligence or wilful misconduct, out of its obligations under Section 8 or 9 of this Agreement.

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11. INDEMNIFICATION

11.1. Each Party shall indemnify and hold harmless the other Party and its Affiliates and their respective directors, officers, employees, consultants, subcontractors, mandataries and agents from all Losses arising out of or related to any Claim by a third Person related to its failure to perform or comply with any obligation or covenant under this Agreement or its breach of any representation or warranty stipulated in this Agreement.

11.2. Without limiting the generality of the foregoing, LOOP shall defend, indemnify, save and hold 8198381, its Affiliates and their respective directors, officers, employees, consultants, subcontractors, mandataries and agents (together, the “8198381 Indemnitees”) harmless from and against any Losses arising out of or in connection with any Claim by a third Person (a) of infringement of its Intellectual Property Rights arising out of by 8198381 Indemnitees’ use of the LOOP’s Intellectual Property Rights in accordance with the terms and conditions of this Agreement and (b) with the manufacture, distribution, use, sales or other disposition by LOOP, or any distributor, customer, sublicensee or representative of LOOP, of any of LOOP’s products, services or processes and/or any other substances which are produced, purified or tested by 8198381 except to the extent that such Claims are attributable to the failure of 8198381 to fulfil its obligations hereunder, including without limitation, the failure by 8198381 to adhere to the terms of a SOW or gross negligence or wilful misconduct on the part of 8198381, and will pay any Losses which, by final judgment, after exhaustion of all reasonable appeals, may be assessed against them, provided that LOOP is given prompt written notice of the Claims and is given information, reasonable assistance and sole authority to defend the Claim.

12. NOTICES

12.1. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if (i) on the date of delivery, if delivered personally or by private courier to such Party; or (ii) on the third (3rd) business day following mailing, if mailed by registered or certified mail by U.S. or Canadian postal services (except in the course of a disruption of postal services); or (iii) on the date of delivery, if sent by email, confirmed by valid email “read” notification at the following addresses:

12.1.1. If to LOOP:

LOOP Holdings, Inc.

c/o ●

●

●

Attention:	●
Telecopier:	●
Email:	●

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12.1.2. If to 8198381:

8198381 Canada Inc.

c/o ●

●

●

Attention:	●
Telecopier:	●
Email:	●

Such addresses may be changed by notice given by one Party to the other pursuant to this Section 11 or by other form of notice agreed to by the Parties.

13. GENERAL PROVISIONS

13.1. Independent Contractor

The Parties acknowledge and agree that 8198381 is an independent contractor of LOOP. This Agreement by itself shall not create the relationship of employer and employee, a partnership, joint venture or other relationship between LOOP and 8198381. 8198381 shall have no authority to bind, obligate or commit LOOP by any promise or representation without the prior written approval of LOOP. LOOP shall not be liable for taxes, unemployment insurance, employer’s liability insurance, worker’s compensation insurance, withholding tax, or other taxes or withholding for or on behalf of 8198381 or any other Person consulted or employed by 8198381 in performing the Services. All such costs shall be 8198381’s responsibility

13.2. No Publicity

Neither Party shall use the other Party’s name or mark in any advertising, written sales promotion, press releases and/or other publicity matters relating to this Agreement without the other Party’s written consent.

13.3. No Third Party Beneficiaries

This Agreement is not intended to benefit any third parties and shall not be construed as a third party beneficiary contract.

13.4. Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws applicable therein without giving effect to the principles of conflict of laws.

13.5. Attorney’s Fees

If either Party incurs legal fees in connection with the enforcement of the terms of this Agreement or to recover damages or injunctive relief for breach of this Agreement, it is agreed that the successful or prevailing Party shall be entitled to reasonable attorney’s fees, expert witness fees and other costs in addition to any other relief to which it may be entitled.

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13.6. Dispute Resolution

The Parties agree to use all reasonable efforts to resolve any dispute, whether arising during or at any time after the expiration or termination of this Agreement and which may affect or relate to the validity, construction, meaning, performance or effect of this Agreement (“Dispute”), promptly and in an amicable manner by negotiations between the Parties. If the Parties fail to resolve any such Dispute by negotiation within a reasonable time period, then the Dispute shall be settled by arbitration in accordance with Section 13.7.

13.7. Arbitration

Any controversy or dispute arising out of or relating to this Agreement, including its negotiation, validity, existence, breach, termination, construction or application, or the rights, duties or obligations of any Party, shall be referred to and determined by final, binding and non-appealable arbitration before a single arbitrator under the Civil Code of Quebec and the Code of Civil Procedure of the Province of Quebec and the procedures set out in Schedule 13.7 to this Agreement.

13.8. Assignment

8198381 shall not have the right or the power to assign any of its rights, or delegate or subcontract the performance of any of its obligations under this Agreement, without the prior written authorization of LOOP.

13.9. Entire Agreement/Amendment

This Agreement, including the Schedules, constitutes the entire agreement of the Parties regarding the subject matter described herein. The provisions of this Agreement may not be amended, except by an agreement in writing signed by authorized representatives of both Parties.

13.10. Force Majeure

No Party to the Agreement will be deemed in default or breach of this Agreement or liable for any loss or damages or for any delay or failure in performance due to a cause beyond its reasonable control. The Parties shall promptly resume performance hereunder after the force majeure event has passed.

13.11. Severability

If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the other provisions herein will remain in full force and effect in such jurisdiction and shall be liberally construed in order to effectuate the purpose and intent of this Agreement, and the invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity or enforceability of any such provision in any other jurisdiction.

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13.12. Order of Precedence

To the extent the terms and conditions of this Agreement conflict with the terms and conditions of an applicable SOW, the terms and conditions of this Agreement will control.

13.13. Language

The Parties hereto confirm that they have agreed that this Agreement and all documents relating hereto be drafted in English. Les Parties aux présentès confirment qu’elles ont accepté que la présente convention de même que tons les documents s’y rattachant soient rédigés en anglais.

[Remainder left intentionally blank]

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The Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LOOP HOLDINGS, INC.		8198381 CANADA, INC.

By:	/s/ Daniel Solomita	By:	/s/ Daniel Solomita
Name:	Daniel Solomita	Name:	Daniel Solomita
Title:	President	Title:	President

LOOP HOLDINGS, INC.

By:	/s/ Don Danks
Name:	Don Danks
Title:	Director

Master Services Agreements

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SCHEDULE A

STATEMENTS OF WORK

Chemistry

Chemical process refinement

Chemical process improvement

Chemical engineering services

Purity and quality testing

Kinetics and thermodynamics of the chemical reaction

Engineering

Pilot Plant design / engineering

Pilot plant construction

Equipment testing, design and evaluation

Equipment Installation

Process Engineering

Process Refinement

Administrative

Costing

Market Analysis

Strategic Planning

Health and Safety regulations

Patent work

Dedicated Employees to Loop Holdings

2 x Senior Engineers

2 x Senior Chemists

2 x Junior Chemists

1 x Administration

Specialists and consultants

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SCHEDULE 13.7

ARBITRATION PROCEDURES

1.	The arbitration tribunal shall consist of one arbitrator, appointed by mutual agreement of the Parties, who is qualified by education and training to pass upon the particular matter to be decided. If the parties fail to agree on a suitable arbitrator within 15 days, then the appointment will be made by the Superior Court of Quebec upon the request of a Party and the decision regarding such appointment shall be final and without appeal.

2.	The arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the appointment of the arbitrator.

3.	The arbitration shall take place in Montreal, Quebec, and shall be conducted in English.

4.	In its arbitration award, the arbitrator may award any remedy for any breach of this Agreement that might have been awarded by the Superior Court of Quebec, except where the remedy for such breach has been expressly limited by the Agreement.

5.	The arbitration award shall be motivated, given in writing and shall deal with the question of costs of arbitration and all matters related thereto.

6.	Judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

7.	The decision of the arbitrator shall be final and binding upon the parties thereto and without appeal.

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